Exhibit 10.23


                             SEVERANCE AGREEMENT

     This Severance Agreement is made as of the 14th day of February, 1996, between Seafield Capital Corporation (the "Company") and
____________________________ ("Executive").

     WHEREAS, the Company and the Executive are parties to that certain Termination Compensation Agreement, dated June 27, 1990, as amended by Amendment No. 1 and Amendment No. 2 to Termination Compensation Agreement (as amended, the "Termination Agreement"), which provides for a severance benefit in the event the Executive's employment with the Company is terminated following a change of control, but does not provide for a severance benefit if his employment is terminated under other circumstances; and

     WHEREAS, under the provisions of the Termination Agreement, a merger or consolidation involving the Company does not constitute a change of control if another party to the transaction either controls or is controlled by the Company immediately prior to the consummation of the transaction; and

     WHEREAS, the Company has announced that it may consider a merger into a majority owned subsidiary (such subsidiary being the "merger partner"), with the subsidiary being the surviving corporation (such merger being the "Contemplated Merger"); and

     WHEREAS, as a result of the Contemplated Merger, the Executive's employment with the Company is likely to terminate; and

     WHEREAS, the Contemplated Merger or any similar transaction is expected to be preceded by numerous transactions involving most of the assets of the Company, other than the merger partner; and

     WHEREAS, the Company desires to insure that the Executive devotes his full time, attention, talents and expertise to assisting the Company with all transactions preliminary to the Contemplated Merger and with such merger itself, or with respect to any other transaction or series of transactions which either would constitute a "change of control" under the Termination Agreement but for the fact that another party to the transaction(s) either controls or is controlled by the Company, or would result in a fundamental change in the Company, in any event without the distractions which otherwise could be expected to be associated with the related uncertainties of the Executive's near term employment and income requirements;

     NOW, THEREFORE, in consideration of the premises and the continued devotion by the Executive to his duties with the Company, the Company agrees with the Executive as follows:

     1. Severance Benefit. If either (a) pursuant to the terms of a transaction, both a Fundamental Change in the Company occurs and the Executive's employment with the Company terminates or (b) within one year after a Fundamental Change in the Company, the Executive's employment with the Company is terminated (actually or constructively) by the Company, other than by reason of death, normal retirement or permanent disability, and in connection with a termination of employment under the circumstances referred to in clauses (a) or (b) of this Section 1 the Executive is not offered employment with a Kansas City based affiliate of the Company which includes substantially the same responsibilities and provides for substantially the same compensation as those associated with the Executive's current position with the Company, the Company will pay the Executive as severance compensation an amount equal to 250% of the Executive's then annual base compensation; provided that the amount of the severance compensation shall be reduced by the aggregate amount of dividends paid or declared during the Acceleration Period on those shares of Company stock (the "Accelerated Shares") issued to the Executive on or about January 20, 1995 as a result of action taken by the Nominating and Compensation Committee of the Company's Board of Directors to accelerate the vesting of certain restricted stock to such date (for purposes of this provision, the term "Acceleration Period" shall mean the period commencing on January 20, 1995 and ending as to one half of the Accelerated Shares, on October 12, 1995, and as to the other one half of the Accelerated Shares, on October 12, 1996). For purposes of clause (b) above, a substantial change by the Company in the nature of the Executive's responsibilities or a substantial reduction by the Company in the Executive's compensation shall constitute a constructive termination by the Company of the Executive's employment with the Company. The severance payment due under this Severance Agreement shall not be considered compensation for purposes of entitling the Executive to any other employee benefit from the Company.

     2. Fundamental Change in the Company. For purposes of this Severance Agreement, a Fundamental Change in the Company will be deemed to have occurred if either (a) an event occurs or a transaction is consummated which would result in a "change of control" for purposes of the Termination Agreement, but for the provisions of clause (ii) (the "exception clause") of Section 1 of the paragraph of the Termination Agreement captioned "Change in Control," or (b) the Contemplated Merger is consummated, or
(c) following an event or series of related events or consummation of a transaction or a series of related transactions, the assets of the Company, other than the Company's shares of stock of LabOne, Inc., (the "Non LabOne Assets") consist primarily of cash, cash equivalents or marketable securities, or a combination thereof, and the Company shall not have announced an intention to reinvest a substantial portion of such assets in operating assets or securities representing control of companies with active trades or businesses, or (d) the Company's Board of Directors and shareholders shall have adopted or approved a plan of complete liquidation and dissolution of the Company, or (e) the Company shall distribute to its shareholders substantially all of the Company's assets; provided that any transaction or event or series of related transactions or events which results in a "change of control" of the Company for purposes of the Termination Agreement shall not constitute a Fundamental Change in the Company for purposes of this Severance Agreement.

     3. Parachute Payment Provision. If the amount payable hereunder would constitute a "parachute payment" under Section 280G of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder (collectively, "Section 280G"), then notwithstanding anything to the contrary in section 1 above, the amount of the severance compensation which the Company shall be obligated to pay pursuant to this Severance Agreement will not exceed an amount which, when aggregated with all other payments in the nature of compensation to (or for the benefit of) the Executive which are contingent on a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company (all within the meaning of Section 280G), would be $1.00 less than three times the "base amount" for the Executive, within the meaning of Section 280G.

     4. Exclusive Benefit. Under the circumstances wherein severance compensation is owing to the Executive hereunder, payment of such compensation shall constitute the entire amount due to the Executive with respect to his termination of employment. The Executive hereby agrees to accept the terms of the severance arrangement contained herein and further agrees to release and forever discharge the Company, its successors, assigns, agents, officers, directors and employees from any and all actions, claims or demands whatsoever, including but not limited to, any claim for wrongful discharge or any claim under Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. Section 2000, et. seq., the Equal Pay Act, as amended, 29 U.S.C. Section 206(d), the Age Discrimination and Employment Act, as amended, 29 U.S.C. Section 621 et. seq., or the Employee Retirement Income Security Act, as amended, 29 U.S.C. Section 1001 et. seq., which he has or may hereafter have on account of or which may arise from or are related to a termination of his employment in connection with or following a Fundamental Change in the Company or his employment with the Company prior thereto. The Executive further agrees that in the event of a Fundamental Change in the Company this Section 4 will constitute a full and complete settlement of any and all claims whatsoever, now and hereafter forever, with no reservation of any rights, either stated or implied, other than the Company's obligations to pay (a) the severance compensation specified in Section 1 above and (b) amounts which would be due to the Executive if his termination of employment were unrelated to or more than three years after a Fundamental Change in the Company, such as amounts for accrued vacation, unreimbursed Company expenses, amounts due under the Company's Money Purchase Pension Plan or 401(k) Savings Plan and Trust and amounts due under any supplemental retirement plan.

     5. Waiver. The Company's obligation to pay any severance compensation provided for in this Severance Agreement shall be conditional upon the Company's receipt of a Waiver, signed by the Executive after the right to the severance payment hereunder shall have matured, containing provisions for release and discharge substantially similar to those contained in Section 4 above, and the passage of at least seven (7) days thereafter during which the Company shall not have received notification from the Executive that he has revoked such Waiver. The Executive hereby acknowledges that he has been advised and encouraged by the Company to consult with his own attorney regarding this Severance Agreement, the provisions of Section 4 above respecting release and discharge and any Waiver granted by him pursuant to this Section 5.

     IN WITNESS WHEREOF, the parties hereto have signed this Severance Agreement as of the date first above written.

     In the event of a Fundamental Change in the Company and the Company's payment of the severance compensation specified in Section 1 above, this is a complete and final release of all my claims against Seafield Capital Corporation.

                         EXECUTIVE

                         __________________________________



                         SEAFIELD CAPITAL CORPORATION


                         By: _______________________________
                              David W. Kemper, Chairman of the
                              Nominating and Compensation
                              Committee of the Board of
                              Directors





STATE OF MISSOURI )
                  ) ss.
COUNTY OF JACKSON )

     On this ____ day of ________________ in the year 1996, before me, a Notary Public in and for said state, personally appeared
_______________________________, known to me to be the person who executed the within instrument and acknowledged to me that he executed the same for the purposes therein stated.

     IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal at my office in ___________________, the day and year last above written.


                    ______________________________
                         Notary Public in and for
                         Said County and State

My Commission Expires:

______________________